Exhibit (a)(1)(viii)

Supplement Dated August 25, 2017 to

Offer to Purchase dated August 11, 2017

By

PHH CORPORATION

Shares of its Common Stock for an Aggregate Purchase Price of Up to $266 Million in Cash

At a Purchase Price Not Greater than $14.25 per Share

Nor Less Than $13.45 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON SEPTEMBER 11, 2017, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

PHH Corporation, a Maryland corporation (“PHH,” the “Company,” “we,” “our” or “us”), hereby amends and supplements the offer to purchase shares of its common stock, par value $0.01 per share (the “Shares”), for an aggregate purchase price of up to $266 million in cash pursuant to (i) auction tenders at prices specified by the tendering stockholders (in increments of $0.05) of not greater than $14.25 per Share nor less than $13.45 per Share (“Auction Tenders”), or (ii) purchase price tenders pursuant to which stockholders indicate they are willing to sell their Shares to us at the Purchase Price (as defined in the Offer to Purchase) determined in the Offer (as defined below) (“Purchase Price Tenders”), in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase dated August 11, 2017 (the “Original Offer to Purchase”), as amended and supplemented by this Supplement to the Offer to Purchase (the “Supplement,” and together with the Original Offer to Purchase, as amended or supplemented from time to time, the “Offer to Purchase”), the Letter of Transmittal (“Letter of Transmittal,” which together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”) and the other documents that constitute part of the Offer.  The Offer was previously scheduled to expire at 11:59 p.m., New York City time, on September 8, 2017.  As amended and supplemented, the Offer, proration period and withdrawal rights will expire at 12:01 a.m., New York City time, on September 11, 2017, unless the Offer is further extended or withdrawn.

Except to the extent amended and supplemented by this Supplement, the terms and conditions set forth in the Original Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer remain applicable in all respects to the Offer.  This Supplement is a part of, and should be read in conjunction with, the Original Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer.  Where information in the Original Offer to Purchase, Letter of Transmittal and the other documents that constitute part of the Offer is in conflict with, is supplemented by or replaced by information in this Supplement, the information provided in this Supplement shall govern.  Capitalized terms used in this Supplement, but not otherwise defined in this Supplement, shall have the meanings given to those terms in the Original Offer to Purchase.

THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE.

The Original Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer are hereby amended and supplemented as follows:

•                  The defined term “Expiration Date” shall now mean, and all references to “11:59 p.m., New York City time, on September 8, 2017” (or variations thereof) shall now refer to, 12:01 a.m., New York City time, on September 11, 2017, unless the Offer is extended or withdrawn.  For clarification, the reference to “September 8, 2017” set forth in the Original Offer to Purchase in Section 8 under the heading, “Price Range of Shares; Dividends” shall now refer to “September 11, 2017”.

•                  The second full paragraph on page i of the Original Offer to Purchase under the heading “Important”, the second to last full paragraph under Question 10 of the “Summary Term Sheet” of the Original Offer to Purchase, and the first full paragraph set forth in Section 16 of the Original Offer to Purchase under the heading “Miscellaneous” is each hereby amended and restated to read in its entirety as follows:

“We are not aware of any state where the making of the Offer is not in compliance with applicable law. If we become aware of any state where the making of the Offer is not in compliance with the laws of such state, we will make a good faith effort to comply with the applicable state law. If, after good faith effort, we cannot comply with the applicable state law, we will not make the Offer to the holders of Shares residing in that state where we are prohibited from making the Offer by administrative or judicial action pursuant to such state law. In any state where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such state.”

•                  The third sentence of Question 12 of the “Summary Term Sheet” of the Original Offer to Purchase, and second sentence of the first paragraph set forth in Section 4 of the Original Offer to Purchase under the heading, “Withdrawal Rights” is each hereby amended and restated to read in its entirety as follows:

“In addition, in accordance with Rule 13e-4(f)(2)(ii) of the Exchange Act, if we have not accepted your tendered Shares for payment by October 6, 2017, the 40th business day following the commencement of the Offer, you may thereafter withdraw your tendered Shares and submit a Notice of Withdrawal after October 6, 2017.”

•                  The third sentence of the second paragraph of Instruction 2 to the Letter of Transmittal and the second sentence of paragraph 12 of the summary advertisement is each hereby amended and restated to read in its entirety as follows:

“Shares that have not previously been accepted by PHH for payment may be withdrawn at any time after October 6, 2017.”

•                  The first and second paragraphs set forth under the heading “Available Information and Incorporation of Documents by Reference” set forth in Section 10 of the Original Offer to Purchase under the heading “Certain Information Concerning the Company” is hereby amended and restated to read in its entirety as follows:

“We file reports and other information with the SEC. The following documents are hereby incorporated by reference and shall be considered to be a part of this Offer to Purchase:

•        Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017 (including all exhibits thereto);

•        Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 10, 2017, and for the quarter ended June 30, 2017, filed with the SEC on August 9, 2017;

•        Definitive Proxy Statements of the Company on Schedule 14A filed on April 28, 2017, May 9, 2017 and May 10, 2017; and

•        Current Reports on Form 8-K filed with the SEC on January 30, 2017, February 15, 2017, March 30, 2017, April 28, 2017, May 9, 2017, May 31, 2017, June 19, 2017, June 29, 2017, July 5, 2017, July 18, 2017, August 8, 2017, August 11, 2017 and August 23, 2017.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC a tender offer statement on Schedule TO.  Please note that the Schedule TO to which this Offer to Purchase relates does not permit forward incorporation by reference. If a material change occurs in the information set forth in this Offer to Purchase, we will amend the Schedule TO accordingly, and such amendments will be inclusive of updated periodic report filings made by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as applicable, as of the date of such amendment.  No documents or information that are deemed to have been furnished and not filed in accordance with the SEC’s rules are incorporated herein by reference, unless otherwise specifically indicated in such document. Any statement contained in a document or report incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein that also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.”

MISCELLANEOUS

We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in the Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. You should not rely on any recommendation, or any other information or representation, as having been authorized by us, the Dealer Manager, the Information Agent or the Depositary.

We filed with the U.S. Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO dated August 11, 2017 and an Amendment No. 1 to Schedule TO dated August 25, 2017, together with exhibits, and may file additional amendments thereto.  The Schedule TO, including the exhibits and any amendments or supplements thereto, may be examined and copies may be obtained, at the same place and in the same manner as is set forth in Section 10 of the Offer to Purchase under the heading “Certain Information Concerning the Company—Available Information and Incorporation of Documents by Reference.”

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

 The Dealer Manager for the Offer is:

Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, New York 10010
Call Toll-Free: (800) 318-8219

August 25, 2017